1136 Oak Valley Drive Ann Arbor, Michigan 48108 www.tecumseh.com

FOR IMMEDIATE RELEASE

Contact:	Jim Connor Tecumseh Products 734-585-9407 Investor.relations@tecumseh.com

Tecumseh Products Company Reports First-Quarter 2010 Results

ANN ARBOR, Mich. – May 5, 2010 – Tecumseh Products Company (NASDAQ - TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported for the quarter ended March 31, 2010, a net loss of $41.9 million, or $2.26 per diluted share.  This compares with a net loss of $23.9 million, or $1.29 per diluted share, in the same period in 2009.  The first quarter 2010 loss includes a $40.1 million expense related to the completion of the previously disclosed hourly pension plan reversion.  The reversion generated $43.6 million in cash, net of accrued excise taxes.

The first quarter 2010 adjusted operating profit(1) totaled $0.2 million, compared to an adjusted operating loss(1) of $22.9 million in the prior year.  Results were favorably impacted by increased sales volumes, productivity gains, favorable foreign currency effects and favorable changes in commodity prices.  These favorable factors were partially offset by sales mix and other items. The first quarter 2010 operating loss, as reported under GAAP, was $39.8 million, which included $40.0 million in impairments, restructuring charges and other items, compared to an operating loss of $28.8 million, which included $5.9 million of impairments, restructuring charges and other items in the prior year.

“We are off to a good start, and our fundamental outlook for the business continues to be positive,” said Jim Wainright, President of Tecumseh Products Company.  “We are pleased with the strong operational performance we reported in all of our regions and encouraged with the 57.8% increase in our global volumes during the quarter.  Our ongoing efforts at increasing sales and improving efficiencies have yielded tangible results as our adjusted operating profit(1) of $0.2 million increased more than $23.0 million, compared to an adjusted operating loss(1) in the first quarter of 2009.”

For the quarter, net sales were $238.7 million, up 57.8% from $151.3 million in the same period in 2009.  Excluding the impact of foreign currency translation, first-quarter net sales increased approximately 39.9%.  Net sales increased due to stronger economic conditions, higher availability of consumer credit, increased housing starts and unusually hotter and more humid weather in our Brazilian market.  We also believe that we have increased market share in our commercial refrigeration and aftermarket applications as well as in the household refrigeration and freezer application markets.

The cost of sales and operating expenses were $210.0 million for the quarter, compared with $141.8 million in the same period in 2009.  Gross profit (net sales less cost of sales and operating expenses) in the quarter was $28.7 million, or 12.0% of net sales, compared with $9.5 million, or 6.3% of net sales, a year ago. The increase in gross profit in the first quarter of 2010 included the effect of volume increases, productivity gains, favorable changes in currency exchange rates and favorable changes in commodity costs as compared to the same quarter of 2009.  In contrast, an adverse change in sales mix and items that were favorable to the first quarter of 2009 results and did not recur in the first quarter of 2010, partially offset the increase in gross profit compared to the same quarter of 2009.

(1)  A reconciliation of adjusted operating profit (loss), a non-GAAP financial measure, to reported operating loss appears below.

Selling and administrative (“S&A”) expenses decreased by $3.9 million from $32.4 million in the first quarter of 2009 to $28.5 million in the first quarter of 2010.  As a percentage of net sales, S&A expenses were 11.9% in the first quarter of 2010 compared to 21.4% in the first quarter of 2009.  The lower expense was primarily attributable to a decrease in payroll, benefits and other related employee expenses and lower professional fees offset by increases in other expenses.

The Company recorded expense of $40.0 million in impairments, restructuring charges, and other items in the first quarter of 2010 compared to $5.9 million in the same period of 2009.  In the first quarter of 2010, these expenses included $40.1 million in expenses related to the reversion of our hourly pension plan, primarily settlement losses, increased benefits costs and excise tax on the proceeds from the reversion.

Cash and Liquidity
The company ended the first quarter with cash and cash equivalents of $113.2 million, up from $90.7 million at the end of 2009. A significant element of this increase in cash was the net proceeds from completing the reversion of our hourly pension plan, which provided $43.6 million in cash, after accrual of the related excise tax.  Our borrowings under current credit facilities at foreign subsidiaries totaled $32.9 million at March 31, 2010, of which $5.0 million was long-term, with availability to obtain additional borrowings of $28.0 million, for a total borrowing capacity of $60.9 million.  We also had capacity for borrowings in the U.S. of $15.1 million at March 31, 2010.  Cash provided by operations was $ 23.9 million in first quarter of 2010, as compared to cash used in operations of $28.3 million in the first quarter of 2009.

The company also expects to recover $35.0 million of refundable taxes in Brazil before the end of 2010, based upon the historical payment patterns of the Brazilian tax authorities and the U.S. dollar-to-real exchange rate as of March 31, 2010.

Conference Call
The company will broadcast its financial results conference call live over the Internet on Thursday, May 6, 2010, at 11:00 a.m. Eastern.  Webcast information can be found in the Investor Relations section of www.tecumseh.com.

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURE

(Millions of dollars)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with a non-GAAP financial measure – adjusted operating profit (loss).  We believe this non-GAAP measure provides meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit (loss) is an important indicator of our operations because it excludes items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying business.  Because this non-GAAP financial measure is not standardized, it may not be possible to compare our adjusted operating profit (loss) with other companies' GAAP or non-GAAP financial measures having the same or similar names.  This adjusted financial measure should not be considered in isolation or as a substitute for reported operating loss, the most directly comparable GAAP financial measure. This non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to the corresponding GAAP financial measure, provides a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure adjusted operating profit, with the most directly comparable GAAP financial measure, reported operating loss, for the three-months ended March 31, 2010.

Operating (Loss) Profit
Reported GAAP Measure	$(39.8)

Settlement loss on hourly pension plan reversion and excise tax expense on proceeds from hourly retirement plan reversion(a)	40.1
Other Impairments, Restructuring Charges, and Other Items(b)	(0.1)

Adjusted Non-GAAP measure	$0.2

(a)	During the first quarter of 2010 we recognized an expense of $40.1 million related to the reversion of our hourly pension plan that generated net cash of $43.6 million.

(b)	Includes charges for severance and impairment of investment, more than offset by receipt of $1.0 million in final settlement of a previously terminated salaried pension plan.

The reconciliation provided below reconciles the non-GAAP financial measure adjusted operating loss, with the most directly comparable GAAP financial measures, reported operating loss, for the three-months ended March 31, 2009.

Operating (Loss) Profit
Reported GAAP Measure	$(28.8)

Severance, restructuring costs, and special termination benefits(c)	3.3
Other Impairments, Restructuring Charges, and Other Items(d)	2.6

Adjusted Non-GAAP measure	$(22.9)

(c)
Severance Payments, payroll taxes and other benefit-related costs associated with a reduction in force at our Brazilian ($1.9 million), North American ($0.8 million) and Indian ($0.6 million) locations.

(d)	Environmental reserve established for remediation activities based upon information derived from a Phase II environmental study and loss on the transfer of surplus land.

About Tecumseh Products Company
Tecumseh Products Company is a full-line, independent global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems.  Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology.  Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, and new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors in highly competitive markets with intense competition; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors, such as housing starts; ix) the ultimate cost of defending and resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) weather conditions affecting demand for replacement products; xi) emerging governmental regulations; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.